Exhibit 3.3

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JACKSON FINANCIAL INC.

Jackson Financial Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Jackson Financial Inc.

2.	The Corporation was incorporated under the name Brooke (Holdco1) Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 28, 2006.

3.	This Fourth Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation (herein called the “Corporation”) is Jackson Financial Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of: (x) 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (y) 100,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided in paragraph 4 of this Article Fourth.

The description of the Common Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article Fourth.

1.	Voting Rights. Except as otherwise expressly provided herein or required by applicable law on any matter that is submitted to a vote of the stockholders of the Corporation, each holder of shares of Common Stock shall be entitled to one vote for each such share. Except as otherwise expressly provided herein or in a Preferred Stock Certificate of Designation (as defined herein), the number of authorized shares of Common Stock or Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of shares of Common Stock or shares of Preferred Stock voting separately as a class shall be required therefor. Except as may be required by the DGCL or as provided herein or in a Preferred Stock Certificate of Designation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of shares of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders

2.	Dividends. Dividends shall be payable to the holders of Common Stock only as and when declared by the board of directors of the Corporation out of assets of the Corporation legally available therefor.

3.	Liquidation and Dissolution. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, the holders of shares of Common Stock shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation nor merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3.

4.	Provisions Relating to the Preferred Stock.

a.	The Preferred Stock may be issued at any time and from time to time in one or more series. The board of directors is hereby expressly authorized to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for the issuance of shares of Preferred Stock in one or more series and, by resolution adopted in accordance with law and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, full or limited, if any), preferences and the relative participating, optional or other special rights thereof, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Fourth Amended and Restated Certificate of Incorporation or in such resolution or resolutions.

b.	The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in Exhibit A:

Exhibit A: Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws of the Corporation, without the assent or vote of stockholders of the Corporation. In addition to any other vote otherwise required by law, the stockholders of the Corporation may make, amend and repeal the by-laws of the Corporation by the affirmative vote of the holders of a majority of the total combined voting power of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders.

SEVENTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. Solely for purposes of this Article SEVENTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be taken by written consent of the stockholders. Notwithstanding the foregoing, holders of one or more classes or series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the board of directors, act by written consent.

NINTH: Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chair of the board of directors, pursuant to a resolution of the board of directors adopted by at least a majority of the directors then in office or by the Secretary of the Corporation upon written request of one or more record holders representing ownership of 25% or more of the total combined voting power of the outstanding shares of Common Stock entitled to vote on the business to be brought before the proposed special meeting.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware, and all rights herein are granted subject to this reservation; provided that any amendment or repeal of Article Seventh shall not adversely affect any right or protection of a director existing under this Fourth Amended and Restated Certificate of Incorporation at the time of such amendment or repeal and shall not increase the liability of a director thereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Fourth Amended and Restated Certificate of Incorporation or the by-laws of the Corporation), or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation this 23rd day of May 2024.

JACKSON FINANCIAL INC.

By:	/s/ Carrie L. Chelko
Name: Carrie L. Chelko
Title: Executive Vice President and General Counsel

Exhibit A

Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A

CERTIFICATE OF DESIGNATIONS OF
FIXED-RATE RESET NONCUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES A
OF JACKSON FINANCIAL INC.

DATED AS OF MARCH 10, 2023

Jackson Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), by the Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation and applicable law, the Board authorized the issuance and sale by the Corporation of shares of its preferred stock and the formation of a Preferred Stock Committee of the Board (the “Preferred Stock Committee”) at a meeting duly convened and held on February 14, 2023, and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board, the Committee adopted the following resolution by unanimous consent on March 6, 2023, creating a series of 24,000 shares of preferred stock of the Corporation designated as “Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A”:

RESOLVED, that the Preferred Stock Committee hereby authorizes and approves (i) a series of preferred stock consisting of 24,000 shares, designated “Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A,” carrying an initial dividend rate of 8.000% per annum on the liquidation preference thereof, and otherwise having the terms, rights and preferences set forth in the Certificate of Designations creating such series of preferred stock (such preferred stock, the “Preferred Stock”, and such Certificate of Designations, the “Certificate of Designations”), and (ii) the Certificate of Designations substantially in the form attached [thereto] as Exhibit A [the terms of which are set forth below];

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock shall be 24,000. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

(a)            “Agent Members” has the meaning set forth in Section 8(b).

(b)            “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

(c)            “By-Laws” means the Amended and Restated By-Laws of the Corporation, effective as of December 8, 2022, as the same may be amended from time to time.

(d)            “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent with respect to the Series A Preferred Stock at such time. Unless the Corporation has previously validly called all shares of Series A Preferred Stock for redemption, it shall appoint a Calculation Agent with respect to the Series A Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time. The Corporation may appoint itself or one of its affiliates as the Calculation Agent.

(e)            “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(f)            “Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, and shall include this Certificate of Designations.

(g)            “Certificated Series A Preferred Stock” has the meaning set forth in Section 8(a).

(h)            “Commission” means the United States Securities and Exchange Commission.

(i)            “Common Stock” means the common stock, par value $0.01 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.

(j)            “Depositary Shares” means the depositary shares, each representing a one-thousandth (1/1,000th) interest in a share of the Series A Preferred Stock, evidenced by depositary receipts.

(k)            “Dividend Disbursement Agent” means Equiniti Trust Company (or any successor thereto), in its capacity as dividend disbursement agent.

(l)            “Dividend Payment Date” means each March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2023; provided that if any such date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day (without any adjustment to the amount of dividends paid).

(m)           “Dividend Period” means each period from, and including, a Dividend Payment Date (except that the initial Dividend Period will commence on the original issue date of the Series Preferred Stock and continue to, but exclude, the first Dividend Payment Date) to, but excluding, the next succeeding Dividend Payment Date; provided that for any share of Series A Preferred Stock issued after the date of original issue of the Series A Preferred Stock, the first Dividend Period for such shares may commence on and include such other date as the Board or a duly authorized committee of the Board shall determine and publicly disclose.

(n)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)            “First Reset Date” means March 30, 2028.

(p)            “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Series A Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above) (a “Rate Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Depositary Shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Series A Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the Series A Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 4.272%.

(q)            “Global Depositary” has the meaning set forth in Section 8(b).

(r)            “Global Legend” has the meaning set forth in Section 8(b).

(s)            “Global Series A Preferred Stock” has the meaning set forth in Section 8(b).

(t)            “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

(u)            “Holder” and “Holder of Series A Preferred Stock” each mean a Person in whose name one or more shares of the Series A Preferred Stock are registered.

(v)            “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution, or winding-up of the Corporation.

(w)            “Liquidation Preference Amount” means $25,000 per share of Series A Preferred Stock.

(x)            “Nonpayment Event” has the meaning specified in Section 7(b).

(y)            “Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution, or winding-up of the Corporation.

(z)            “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(aa)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(bb)         “Preferred Stock Directors” has the meaning specified in Section 7(b).

(cc)          “Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company.

(dd)         “Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in (a) the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock.

(ee)          “Redemption Date” means any date fixed for redemption in accordance with Section 6.

(ff)           “Registrar” means Equiniti Trust Company (or any successor thereto), in its capacity as registrar.

(gg)         “Regulatory Capital Event” means the Corporation’s good faith determination that, as a result of:

(i)	any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Corporation’s regulatory capital that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock,
(ii)	any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock, or
(iii)	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series A Preferred Stock, there is more than an insubstantial risk that the liquidation preference per share of the Series A Preferred Stock outstanding from time to time would not qualify as capital (or a substantially similar concept) for purposes of any group capital standard to which the Corporation is or will be subject.

(hh)         “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

(ii)            “Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(jj)            “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(kk)          “Series A Preferred Stock” has the meaning set forth in Section 1.

(ll)            “Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution, or winding-up of the Corporation.

(mm)        “Transfer Agent” means Equiniti Trust Company (or any successor thereto), in its capacity as transfer agent.

(nn)         “Voting Parity Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Section 7, any and all series of Preferred Stock (other than the Series A Preferred Stock) that rank equally with the Series A Preferred Stock, whether bearing dividends on a noncumulative or cumulative basis, including, but not limited to, any Parity Stock, and having voting rights equivalent to those described in Section 7(b).

Section 4. Dividends.

(a)            Holders of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board or a duly authorized committee of the Board, out of funds or property legally available to pay dividends under the General Corporation Law of the State of Delaware, noncumulative cash dividends on the Liquidation Preference Amount on each Dividend Payment Date for each Dividend Period. Dividends will accrue as follows:

•	from the original issue date of the Series A Preferred Stock to, but excluding, the First Reset Date at a rate per annum equal to 8.000%; and
•	from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the applicable Reset Dividend Determination Date plus 3.728%.

Unless the Corporation has previously validly called all shares of the Series A Preferred Stock for redemption, it will appoint a Calculation Agent with respect to the Series A Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent will notify the Corporation of the dividend rate for the Reset Period. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Reset Date will be on file at the Corporation’s principal offices, will be (i) on file at the Corporation’s principal offices, (ii) made available to any holder of Series A Preferred Stock upon request and (iii) final and binding in the absence of manifest error.

Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 4 (subject to the other provisions herein).

(b)            If declared by the Board or a duly authorized committee of the Board, the Corporation shall pay dividends on the Series A Preferred Stock on a noncumulative basis quarterly, in arrears, on each Dividend Payment Date. Dividends payable on the Series A Preferred Stock shall be computed by the Dividend Disbursement Agent on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock shall cease to accrue on the Redemption Date, if any, unless the Corporation defaults in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption in accordance with Section 6.

(c)            Dividends on shares of the Series A Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and the Corporation shall have no obligation to pay any dividend accrued for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series A Preferred Stock or any other series of Preferred Stock or on the Common Stock for any future Dividend Period.

(d)            Dividends will be payable to Holders of record as they appear on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date fixed by the Board or a duly authorized committee of the Board that shall not be more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date, in advance of payment of each particular dividend.

(e)            During any Dividend Period, so long as the Series A Preferred Stock is outstanding, unless the full dividends for the preceding Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i)	no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Junior Stock, other than (x) a dividend payable solely in Junior Stock or (y) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(ii)	no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (u) as a result of a reclassification of Junior Stock for or into other Junior Stock, (v) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (w) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (x) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, (y) purchases of Common Stock pursuant to contractually binding requirement to buy Common Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase program, and (z) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)	no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series A Preferred Stock and such Parity Stock (other than the exchange or conversion of such Parity Stock for or into shares of Junior Stock).

(f)            If dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of the Series A Preferred Stock, and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any Parity Stock that bears cumulative dividends, all accrued and unpaid dividends), bear to each other.

(g)            Subject to the considerations described in this Section 4, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Parity Stock from time to time out of any assets legally available for such payment, and the Holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. In the event of a liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, Holders of Series A Preferred Stock are entitled to receive in full a liquidating distribution of the Liquidation Preference Amount, plus dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, before the Corporation makes or sets aside any distribution of assets to the holders of Common Stock or any other Junior Stock. Holders of Series A Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)            Partial Payment. In the event of a liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, if the assets of the Corporation are not sufficient to pay the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, in full to all Holders of Series A Preferred Stock and all holders of Parity Stock as to such distribution with the Series A Preferred Stock, the amounts paid to the Holders of Series A Preferred Stock and any holders of Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders, plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends.

(c)            Residual Distributions. In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, if the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, has been paid in full to all Holders of Series A Preferred Stock and any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)            Merger, Consolidation, and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the Holders of Series A Preferred Stock receive cash, securities, or property for their shares, or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, shall not constitute a liquidation, dissolution, or winding-up of the Corporation.

Section 6. Redemption. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. Holders of Series A Preferred Stock shall have no right to require the redemption or repurchase of any shares of Series A Preferred Stock.

(a)            Optional Redemption. The Corporation, at its option, may, upon notice given as provided in Section 6(b), redeem the Series A Preferred Stock:

(i)	in whole but not in part at any time prior to the First Reset Date, (i) within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to $25,500 per share of Series A Preferred Stock, plus an amount equal to any accrued but unpaid dividends to, but excluding, the Redemption Date, or (ii) within 90 days after the occurrence of a Regulatory Capital Event at a redemption price equal to $25,000 per share, plus an amount equal to any accrued but unpaid dividends to, but excluding, the Redemption Date; or

(ii)	in whole or in part, from time to time, on or after the First Reset Date, at a redemption price equal to $25,000 per share, plus an amount equal to any accrued but unpaid dividends to, but excluding, the Redemption Date.

Dividends will cease to accrue on the shares of the Series A Preferred Stock called for redemption from, and including, the Redemption Date.

If the Corporation becomes subject to capital regulation and the Series A Preferred Stock is included in the Corporation’s regulatory capital, the redemption of the Series A Preferred Stock and the Depositary Shares may be subject to the Corporation’s receipt of any required prior approval from a capital regulator and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.

(b)            Partial Redemption. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

(c)            Redemption Procedures. If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the Holders of Series A Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation. This mailing will be at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption thereof (provided that if the Series A Preferred Stock or any Depositary Shares are held in book-entry form through the Global Depositary, the Corporation may give such notice in any manner permitted by such facility). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the Holder receives the notice, and failure to duly give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any Holder of the Series A Preferred Stock designated for redemption will not affect the validity of the redemption of any other shares of the Series A Preferred Stock.

Each notice of redemption shall include a statement setting forth:

•	the Redemption Date;
•	the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the Holder of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the Holder;
•	the redemption price or the manner of its calculation; and
•	the place or places where any certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price.

(d)            Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if, on or before the Redemption Date specified in the notice, the funds necessary for such redemption have been set aside, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of record of any shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, from and after the Redemption Date, those shares shall no longer be deemed outstanding and all rights of the Holders of those shares (including the right to receive any dividends) shall terminate, except the right to receive the redemption price.

Section 7. Voting Rights.

(a)            General. Except as provided below or as otherwise required by law, the Holders of Series A Preferred Stock will have no voting rights.

(b)            Right to Elect Two Directors Upon Nonpayment. If and when the dividends on the Series A Preferred Stock and any other class or series of Voting Parity Stock have not been declared and paid (i) in the case of the Series A Preferred Stock and any other class or series of Voting Parity Stock bearing noncumulative dividends, in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board shall automatically be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding shares of Voting Parity Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Series A Preferred Stock and any Voting Parity Stock for which dividends have not been paid, called as provided below; provided it shall be a qualification for any such Preferred Stock Director that election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which securities of the Corporation may be listed) that listed companies must have a majority of independent directors. In addition, the Board shall at no time have more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).

At any time after this voting power has vested as described above, the Secretary of the Corporation may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock and Voting Parity Stock (addressed to the Secretary at the Corporation’s principal office) must, call a special meeting of the holders of the Series A Preferred Stock and Voting Parity Stock for the election of the Preferred Stock Directors; provided that if any such written request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, such election shall be held only at such next annual or special meeting of stockholders. Such request to call such special meeting shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Corporation. If the Secretary of the Corporation fails to call a special meeting within 20 days of receiving proper notice, then any Holder of Series A Preferred Stock may (at the Corporation’s expense) call a special meeting for the election of the Preferred Stock Directors, and for that purpose shall have access to the Corporation’s stock ledger.

Whenever full dividends have been paid on the Series A Preferred Stock and any noncumulative Voting Parity Stock for at least one year after a Nonpayment Event and all dividends on any cumulative Voting Parity Stock have been paid in full, then the right of the Holders of Series A Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of these voting rights in the case of any future Nonpayment Event, which, for the avoidance of doubt, will not be based on the failure to declare or pay dividends for any quarterly Dividend Period on which a prior Nonpayment Event was based) the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders unless they have been previously terminated as above provided. In case any vacancy occurs among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all Voting Parity Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(c)            Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of Series A Preferred Stock, voting separately as a class, will be required to:

(i)	authorize or increase the authorized amount of, or issue shares of any class or series of Senior Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
(ii)	amend the provisions of the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series A Preferred Stock (whether such dividends are cumulative or noncumulative) in the distribution of assets upon liquidation, dissolution, or winding-up shall not be deemed to adversely affect the powers, preferences, privileges, or rights of the Series A Preferred Stock; or
(iii)	consolidate with or merge into any other corporation unless the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders than the rights, preferences, privileges, and voting powers of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the Holders of Series A Preferred Stock to effect such redemption as provided in Section 6(c).

(d)            Changes for Clarification. Without the consent of the Holders of Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges, voting powers, limitations, or restrictions of the Series A Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement, or repeal any term of the Series A Preferred Stock:

(i)	to cure any ambiguity, or to cure, correct, or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), soliciting and using proxies at such a meeting, obtaining written consents, and any other aspect or matter with regard to such a meeting or such consents shall be those adopted by the Board or a duly authorized committee of the Board, in its discretion, from time to time, and shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law, and any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority, or other portion of the shares of Series A Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the Holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the shares voted or covered by the consent.

Section 8. Form.

(a)            Certificated Series A Preferred Stock. The Series A Preferred Stock shall initially be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to this Certificate of Designations as Exhibit A (“Certificated Series A Preferred Stock”), which is incorporated in and expressly made a part of this Certificate of Designations. Each Certificated Series A Preferred Stock shall reflect the number of shares of Series A Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Certificated Series A Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b)            Global Series A Preferred Stock. If The Depository Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series A Preferred Stock, a Holder who is an Agent Member may request the Corporation to issue one or more shares of Series A Preferred Stock in global form with the global legend (the “Global Legend”) as set forth on the form of Series A Preferred Stock certificate attached to this Certificate of Designations as Exhibit A (“Global Series A Preferred Stock”), in exchange for the Certificated Series A Preferred Stock held by such Holder, with the same terms and of equal aggregate Liquidation Preference Amount. The Global Series A Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Any Global Series A Preferred Stock shall be deposited on behalf of the Holders of the Series A Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided. This Section 8(b) shall apply only to Global Series A Preferred Stock deposited with or on behalf of the Global Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 8(b), countersign and deliver any Global Series A Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar. Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Series A Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series A Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock. The Holder of the Global Series A Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Series A Preferred Stock, this Certificate of Designations, or the Certificate of Incorporation. Owners of beneficial interests in Global Series A Preferred Stock shall not be entitled to receive physical delivery of Certificated Series A Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series A Preferred Stock and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days or (y) the Global Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days. In any such case, the Global Series A Preferred Stock shall be exchanged in whole for Certificated Series A Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series A Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument to the Registrar.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the By-Laws, or by applicable law.

Section 11. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights, or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights, or options, may be designated, issued, or granted.

Section 12. No Conversion Rights. The Series A Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of the Corporation’s capital stock.

Section 13. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences, or relative participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, Jackson Financial Inc. has caused this certificate to be duly executed as of the date first set forth above.

JACKSON FINANCIAL INC.

By:	/s/ Marcia Wadsten
Name:	Marcia Wadsten
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Certificate of Designations (Series A Preferred)]

Exhibit A

[Include for Global Series A Preferred Stock:

FORM OF FACE OF SERIES A PREFERRED STOCK

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION] (“[DTC]”), TO JACKSON FINANCIAL INC. OR [EQUINITI TRUST COMPANY], AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF [CEDE & CO.] OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC] (AND ANY PAYMENT IS MADE TO [CEDE & CO.], OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, [CEDE & CO.], HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF [DTC] OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

JACKSON FINANCIAL INC.

Incorporated under the laws of
the State of Delaware

CUSIP: 46817M 305 ISIN: US46817M3051	Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A	shares

Certificate Number:

THIS CERTIFICATE IS TRANSFERRABLE IN
NEW YORK, NY

This is to certify that ____________ is the registered owner of ___________ fully paid and non-assessable shares of Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, $25,000 liquidation preference per share, of Jackson Financial Inc., a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.

[Signature Page Follows]

Witness the signatures of the Corporation’s duly authorized officers.

Dated:

JACKSON FINANCIAL INC.

By:
Name:
Title:

JACKSON FINANCIAL INC.

By:
Name:
Title:

[REVERSE OF CERTIFICATE]

JACKSON FINANCIAL INC.

The Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative participating, optional or special rights of the class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or [Equiniti Trust Company], the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT	Custodian
(Cust) (Minor)
under Uniform Gift to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE)
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,
INCLUDING ZIP CODE OF ASSIGNEE)

_________________ Shares

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated: ________________

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed: ___________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.